State of Florida	Execution Copy
SERVICES AGREEMENT

This Services Agreement (this  "Agreement") is made as of this 7th day of October, 2017, (the “Effective Date”) by and between Render Payment, LLC. located at 6196 Lake Gray Blvd., Ste 109, Jacksonville, FL 32244 (hereinafter “Render”) and GigeTech, Inc. located at 16192 Coastal Hwy, Lewes, DE 19958 (hereinafter “GigeTech”). Render and GigeTech may each be referred to in this Agreement as a “Party” and collectively as the “Parties.”

1. Services.  GigeTech shall provide the following services to Render (the “Services”): (i) marketing services, including but not limited to, advertisements, promotion, and e-mail marketing via the Internet; and (ii) a $200,000 contribution towards the promotion of the initial coin offering of Render, to utilize as Render sees fit. In addition, GigeTech shall perform such other duties and tasks, or changes to the Services, as may be agreed upon by the Parties.

2. Compensation.  In consideration for GigeTech’s performance of the Services, Render shall pay $1,250,000. The payment shall vest and be fully earned upon the execution of this Agreement. Render shall have 90 days in which to make payment.

3. Expenses. All costs and expenses incurred by GigeTech in connection with the performance of the Services shall be the sole responsibility of and paid by GigeTech.

4. Term and Termination. GigeTech’s engagement with Render under this Agreement shall commence on October 7, 2017. The Parties agree and acknowledge that this Agreement and GigeTech’s engagement with Render under this Agreement shall terminate upon the completion by GigeTech of the Services. At the time of termination, GigeTech agrees to return all Render property used in performance of the Services, including but not limited to computers, cell phones, keys, reports and other equipment and documents. GigeTech shall reimburse Render for any Render property lost or damaged in an amount equal to the market price of such property.

5. Scope of Authority. The Parties agree and acknowledge that GigeTech is an GigeTech and is not, for any purpose, an employee of Render.  GigeTech does not have any authority to enter into agreements or contracts on behalf of Render, and shall not represent that it possesses any such authority.

6. Ownership of Work Product.  The Parties agree that all work product, information or other materials created and developed by GigeTech in connection with the performance of the Services under this Agreement and any resulting intellectual property rights (collectively, the “Work Product”) are the sole and exclusive property of GigeTech. GigeTech grants to Render a limited, non-exclusive license to use the Work Product. The Work Product is to be used only by Render,

1/3

and Render may not assign, transfer, lease or sublicense any Work Product to any person or entity without GigeTech’s prior written consent.

7. Mutual Representations and Warranties.  Both Render and GigeTech represent and warrant that each Party has full power, authority and right to execute and deliver this Agreement, has full power and authority to perform its obligations under this Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement. No other consents are necessary to enter into or perform this Agreement.

8. GigeTech Representation and Warranties. GigeTech represents and warrants that it has all the necessary licenses, permits and registrations, if any, required to perform the Services under this Agreement in accordance with applicable federal, state and local laws, rules and regulations and that it will perform the Services according to the Render’s guidelines and specifications and with the standard of care prevailing in the industry.

9. Indemnification. GigeTech shall indemnify and hold harmless Render from any damages, claims, liabilities, loss and expenses, including reasonable attorney’s fees, arising out of any act or omission of GigeTech in performing the Services or the breach of any provision of this Agreement by GigeTech.

10. Governing Law.  The terms of this Agreement and the rights of the Parties hereto shall be governed exclusively by the laws of the State of Florida, without regarding its conflicts of law provisions.

11. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

12. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13. Assignment. The interests of GigeTech are personal to GigeTech and cannot be assigned, transferred or sold without the prior written consent of Render.

14. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect the subject matter hereof, and supersedes all prior negotiations, understandings and agreements of the Parties.

2/3

15. Amendments. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

16. Notices.  Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice, and shall be deemed given on the date of delivery.

17. Waiver.  Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

18. Further Assurances.  At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to effect the terms of this Agreement.

19. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Christian Rishel
Render Payment, LLC. Signature	Manager, Render Payment, LLC.

Alex Mardikian
GigeTech, Inc. Signature	CEO, GigeTech, Inc.